UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 15, 2004

Verticalnet, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25269	23-2815834
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 Chester Field Parkway, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 240-0600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02. Unregistered Sales of Equity Securities.

On November 15, 2004, Verticalnet, Inc. ("Verticalnet") converted a promissory note dated July 16, 2004 into shares of Verticalnet common stock. The promissory note was issued in connection with Verticalnet’s acquisition of B2eMarkets, Inc and the shares issued upon conversion were issued to the former holders of preferred stock of B2eMarkets, Inc. At the date of conversion, the promissory note carried a face value of $5,925,603, and accrued interest of approximately $160,649, for a total balance of approximately $6,086,253. The shares of common stock were issued at a conversion price of $2.00922 per share, resulting in the issuance of 3,029,162 shares of Verticalnet common stock to the former holders of B2eMarkets, Inc.’s preferred stock. The shares of Verticalnet common stock issued as a result of the conversion were issued in reliance on the exemption from registration provided by Rule 506 of the Securities Act of 1933.

The transaction was privately negotiated and did not include any general solicitation or advertising. Each purchaser represented that it was acquiring the shares without a view to a distribution and was afforded the opportunity to review all publicly filed documents and to ask questions and receive answers from our officers.

Item 8.01. Other Events.

On November 15, 2004, Verticalnet disseminated a press release announcing the conversion of its note obligation. The full text of such press release is filed as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press Release, dated November 15, 2004, issued by Verticalnet, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verticalnet, Inc.

November 16, 2004	By:	Gene S. Godick

Name: Gene S. Godick
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated November 15, 2004 issued by Verticalnet, Inc